UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported:  May 25, 2011

GRYPHON GOLD CORPORATION (Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-127635 (Commission File Number)	92-0185596 (IRS Employer Identification No.)

675 West Hastings Street, Suite 711 Vancouver, BC V6B 1N2 (Address of Principal Executive Offices) (Zip Code)

(604) 261-2229
(Registrant's Telephone Number, including Area Code)

N/A
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 25, 2011, the Registrant’s board of directors accepted the resignation of Matthew Fowler of Sharp Executive Associates, Inc. as the Registrant’s interim Chief Financial Officer and appointed Ted Sharp of Sharp Executive Associates, Inc. as the Registrant’s new interim Chief Financial Officer.

In connection with Mr. Sharp’s appointment as interim Chief Financial Officer, the Registrant will compensate Mr. Sharp at a rate of $150 per hour.

Mr. Sharp is a Certified Public Accountant, and has Bachelor of Business Administration Degree in Accounting from Boise State University. Mr. Sharp is currently the Chief Financial Officer of Goldrich Mining Company, a natural resource exploration company trading on the FINRA OTCBB, and from September 2008 through November 2010, Mr. Sharp served part-time as Chief Executive Officer, President and Chief Financial Officer of Texada Ventures, Inc, another natural resource exploration company trading on the FINRA OTCBB. Also from November 2006 to June 2009, Mr. Sharp served part-time as Chief Financial Officer of Commodore Applied Technologies, Inc., an environmental solutions company trading on the FINRA OTCBB. Since 2003, he has been President of Sharp Executive Associates, Inc., a privately-held accounting firm providing Chief Financial Officer services to clients. Prior to 2003, Mr. Sharp worked for 14 years in positions of Chief Financial Officer, Managing Director of European Operations and Corporate Controller for Key Technology, Inc., a publicly-traded manufacturer of capital goods. Mr. Sharp has more than 30 years of experience in treasury management, internal financial controls, SEC reporting and Corporate Governance.

The Registrant is not aware of any family relationships, by blood, marriage, or adoption, between Mr. Sharp and any other director or executive officer of the Registrant. The Registrant knows of no transactions involving the Registrant during the last two years in which Mr. Sharp had a direct or indirect interest.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gryphon Gold Corporation
(Registrant)

Dated: May 31, 2011	By: /s/ John L. Key
John L. Key Chief Executive Officer